                                                                      EXHIBIT 12

                                   MESA INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

         The following computations of the ratio of earnings to fixed charges for the nine months ended September 30, 1996 and for the years ended December 31, 1995, 1994, 1993, 1992 and 1991 represent the actual results of Mesa's operations for those periods.


                                                                           Year Ended December 31,
                               Nine Months Ended   -------------------------------------------------------------------
                               September 30, 1996     1995         1994          1993           1992          1991
                               ------------------  ---------    ---------      ----------    ---------      ---------
 EARNINGS:
 Net loss                             $ (67,308)   $ (57,568)   $ (83,353)     $ (102,448)   $ (89,232)     $ (79,163)
 ADJUSTMENTS:

 Loss on investment
 accounted for under the                     --           --           --              --           --             --
 equity method

 Minority interest in loss                   --           --           (3)         (4,318)      (3,854)        (3,419)

 Interest expense                        99,697      148,630      144,757         142,002      143,392        150,770
                                      ---------    ---------    ---------      ----------    ---------      ---------
 Total earnings                       $  32,389    $  91,062    $  61,401      $   35,236    $  50,306      $  68,188
                                      =========    =========    =========      ==========    =========      =========

 Fixed charges
    Interest capitalized                    133          908          104           2,884        2,365             --

 Interest expense                        99,697      148,630      144,757         142,002      143,392        150,770
                                      ---------    ---------    ---------      ----------    ---------      ---------

 Total fixed charges                     99,830      149,538      144,861         144,886      145,757        150,770
                                      =========    =========    =========      ==========    =========      =========
 Ratio of earnings to fixed
 charges                                     (a)          (a)          (a)             (a)          (a)            (a)

 Amount by which fixed
 charges exceed earnings              $  67,441    $  58,476    $  83,460        $109,650     $ 95,451       $ 82,582
                                      =========    =========    =========      ==========    =========      =========


(a) Earnings were not adequate to cover fixed charges in the indicated periods.